Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form 10 of our report dated April 28, 2020, related to the financial statements of Altruis Benefit Consulting, Inc. as of and for the years ended December 31, 2018 and 2017, which appears in this Registration Statement of Reliance Global Group, Inc.

/s/ Mazars USA LLP
Fort Washington, Pennsylvania
June 22, 2020